Filed pursuant to Rule 424(b)(3)
PROSPECTUS	Registration No. 333-229498

REPRO MED SYSTEMS, INC.

10,001,697 shares of common stock

This prospectus relates to the sale by the selling shareholders identified in this prospectus, or their assigns of up to an aggregate of 10,001,697 shares of our common stock (the “Shares”).

We are registering the offer and sale of the Shares pursuant to registration rights we have granted pursuant to an agreement with the selling stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The selling stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Shares.

We are not selling any Shares under this prospectus and will not receive any proceeds from the sale of the Shares by the selling stockholders.

The Shares to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers, or agents. The selling stockholders will determine at what price they sell the Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders.”

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “KRMD.” The closing price of our common stock as reported on the Nasdaq on February 28, 2020, was $8.10.

The selling stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of the Shares.

This offering will terminate on the earlier of (i) the date when all the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, (ii) the date that all of the Shares may be sold pursuant to Rule 144 under the Securities Act or any successor rule, or (iii) December 20, 2020.

Investing in our common stock involves risks, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” on page 6 and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2020.

ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This is not an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing and incorporated by reference in this prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and similar terms used in this prospectus refer to Repro Med Systems, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” about our business, financial condition and prospects based on our current expectations, assumptions, estimates, and projections about us and our industry. All statements other than statements of historical fact are “forward-looking statements”, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Unless otherwise required by law, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

•	introduction of competitive products;
•	availability of insurance reimbursement;
•	changes in United States Food and Drug Administration regulations;
•	changes to health care policies;
•	success of our research and development efforts;
•	our ability to raise capital if or when needed;
•	acceptance of and demand for new and existing products;
•	expanded market acceptance of the FREEDOM System;
•	our ability to obtain required governmental approvals;
•	success in enforcing and obtaining patents;
•	continued performance by principal suppliers;
•	continued customer preference to work through distributors;
•	continued service of key personnel and attracting and maintaining new personnel;
•	the costs, duration and ultimate outcome of litigation; and
•	general economic and business conditions.

You should read the matters described and incorporated by reference in the section entitled “Risk Factors” below and the other cautionary statements made and incorporated by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or documents incorporated by reference herein. We cannot assure you that the forward-looking statements contained or incorporated by reference in this prospectus will prove to be accurate and therefore prospective investors are encouraged not to place undue reliance on forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information described in greater detail elsewhere in this prospectus and incorporated by reference herein. Before deciding to invest in our securities you should read the entire prospectus carefully, including the information under the “Risk Factors” section contained and incorporated by reference in this prospectus and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein, and our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent Form 10-K and our most recent Form 10-Q incorporated by reference herein.

Company Overview

We design, manufacture and market proprietary and innovative portable medical devices and supplies, primarily for the ambulatory infusion market in compliance with the U.S. Food and Drug Administration quality and regulatory system and international standards for quality system management. Our development and marketing focus is primarily concentrated on our mechanical infusion products, the FREEDOM Infusion Systems, which include the FREEDOM60® Syringe Driver, the FreedomEdge® Syringe Driver, HIgH-Flo Subcutaneous Safety Needle Sets™ and Precision Flow Rate Tubing™. We were incorporated in the State of New York in March 1980.

Our principal office is located at 24 Carpenter Road, Chester, New York 10918. Our telephone number is (845) 469-2042.

Our common stock is traded on the Nasdaq Capital Market under the symbol “KRMD.”

The Offering

This prospectus relates to the resale of up to 10,001,697 shares of our common stock (the “Shares”) that the selling stockholders purchased from various third parties in a private placement transaction pursuant to a Common Stock Purchase Agreement dated as of December 17, 2018. Pursuant to the purchase agreement, we agreed to file a resale registration statement under the Securities Act of 1933, as amended, at our expense covering the Shares within 45 days following the final closing of the transaction, which occurred on December 20, 2018. This prospectus forms a part of the registration statement.

Use of Proceeds

The Shares offered by this prospectus will be sold by the selling stockholders. We did not receive any proceeds from the purchase of the Shares by the selling stockholders and we will not receive any proceeds from the sale of the Shares by the selling stockholders.

Risk Factors

An investment in our securities involves a high degree of risk and could result in the loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in and incorporated by reference in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on the next page of this prospectus and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

RISK FACTORS

An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and any prospectus supplement hereto and under “Risk Factors” in our most recent Annual Report on Form 10-K and most recent quarterly report on Form 10-Q incorporated by reference herein. You should not make an investment in us unless you can afford to bear the loss of your entire investment. The risks and uncertainties described or incorporated by reference in this prospectus provide information concerning the material risks and uncertainties that we have identified and believe may adversely affect our business, our financial condition and our results of operations. Before you decide whether to invest in our securities, you should carefully consider these risks and uncertainties, together with all of the other information in this prospectus and the information incorporated by reference herein. These risks and uncertainties are not the only risks and uncertainties we face. If any of the material risks or uncertainties that we face were to occur, the trading price of our common stock could decline and you could lose part or all of your investment. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects. In addition, please read “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included and incorporated by reference in this prospectus.

USE OF PROCEEDS

The Shares offered by this prospectus will be sold by the selling stockholders. We did not receive any proceeds from the purchase of the Shares by the selling stockholders, and we will not receive any proceeds from the sale of the Shares by the selling stockholders in this offering.

SELLING STOCKHOLDERS

The Shares being offered by the selling stockholders pursuant to this prospectus were purchased by the selling stockholders from other existing stockholders in a private placement transaction pursuant to a Common Stock Purchase Agreement dated as of December 17, 2018 among us, the selling stockholders and the existing stockholders. We have agreed, at our expense, to register all of the Shares for resale by the selling stockholders under the Securities Act. Except as indicated below, the selling stockholders have not had any material relationship with us within the past three years.

The selling stockholders are under no obligation to sell all or any portion of the Shares offered, nor are the selling stockholders obligated to sell such Shares immediately under this prospectus. Because each selling stockholder may sell all, some or none of the Shares that the selling stockholder holds, no estimate can be given as to the number of shares of our common stock that will be held by the selling stockholder upon termination of the offering.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock by the selling stockholders. As used in this prospectus, the term “selling stockholder” includes the selling stockholders named below and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer. The first column lists the number of shares of our common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of our common stock as of March 4, 2020. The third column lists the shares of our common stock being offered under this prospectus by each selling stockholder. The fourth column lists the number of shares of our common stock that will be beneficially owned by each selling stockholder following the offering, assuming the sale of all of the Shares offered pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering

Horton Freedom, L.P. (1)	3,283,593	8.3%	3,201,697	81,896	*

First Asset Management, LLC(2)	7,225,311	18.2%	6,800,000	425,311	1%

*Less than 1%.

(1)

Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on January 29, 2020, Horton Freedom, L.P., a Delaware limited partnership (“HFF”), owns directly, and has shared voting and investment power over, 3,283,593 shares. Pursuant to investment management agreements, Horton Capital Management, LLC, a Delaware limited liability company (“HCM”), maintains investment and voting power with respect to the shares held by HFF. Horton Capital Partners, LLC, a Delaware limited liability company (“HCP”), is the general partner of HFF. Joseph M. Manko, Jr. is the managing member of both HCM and HCP. By reason of the provisions of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, each of HCM, HCP and Mr. Manko may be deemed to beneficially own the shares held by HFF. Mr. Manko has served as a director of the Company since May 2016.

(2)

Based upon a Schedule 13G/A filed on February 14, 2020 with the Securities and Exchange Commission and additional information provided to us by First Light Asset Management, LLC, a Delaware limited liability company (the “Manager”), First Light Focus Fund, LP, a Delaware limited partnership (the “Fund”), is the direct holder of 7,225,311 shares. First Light Focus Fund GP, LLC, a Delaware limited liability company (the “General Partner”), may be deemed to be a beneficial owner of these shares because it is the sole general partner of the Fund. The Manager, may be deemed to be a beneficial owner of these shares because it acts as investment adviser to the Fund. Mathew P. Arens may also be deemed to be the beneficial owner of these shares because he controls the Manager in his position as the managing member and majority owner of the Manager. The Manager is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940. Each of the Fund, the General Partner, the Manager and Mr. Arens has shared voting and investment power with respect to, and may be deemed to be the beneficial owner of the shares held by the Manager.

PLAN OF DISTRIBUTION

We are registering for resale by the selling shareholders and certain transferees a total of 10,001,697 shares of common stock, all of which shares are issued and outstanding. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling shareholder will be responsible for any compensation to such broker-dealers or agents.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders will sell their shares of common stock subject to the following:

• all of a portion of the shares of common stock beneficially owned by the selling shareholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

• each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

• some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling shareholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and

• in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling shareholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling shareholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling shareholder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling shareholder under this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statements of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-deals or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities or “blue sky” laws. The selling shareholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling shareholders will be entitled to contribution.

We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, in accordance with the related securities purchase agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to the validity of our securities offered by this prospectus will be passed upon for us by Royer Cooper Cohen Braunfeld LLC, Philadelphia, Pennsylvania.

EXPERTS

Our consolidated financial statements as of December 31, 2018 and 2019 and for the years then ended incorporated by reference in this prospectus have been audited by McGrail Merkel Quinn & Associates, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020; and

•

the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-39086), filed with the SEC on October 15, 2019, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Chief Financial Officer, at the following telephone number or address:

Repro Med Systems, Inc.

24 Carpenter Road

Chester, New York 10918

800-624-9600

AVAILABLE INFORMATION

We are filing with the SEC this post-effective amendment no. 1 to registration statement on Form S-1 on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.KORUmedical.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Dealer Prospectus Delivery Obligation

Until (*), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.